Exhibit 5.1

SANGRA MOLLER LLP

Barristers & Solicitors

1000 Cathedral Place

925 West Georgia Street

Vancouver, British Columbia

Canada V6C 3L2

Telephone: (604) 662-8808

Facsimile: (604) 669-8803

www.sangramoller.com

September 14, 2022

Gold Royalty Corp.

Suite 1830, 1030 West Georgia Street

Vancouver, British Columbia

Canada V6E 2Y3

Dear Sirs / Mesdames:

Re:	Gold Royalty Corp. – Registration Statement on Form S-8

We have acted as Canadian counsel to Gold Royalty Corp. (the “Corporation”), a corporation incorporated under the Canada Business Corporations Act, in connection with the filing by the Corporation with the Securities and Exchange Commission (“SEC”) of a registration statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) relating to the registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of 13,451,938 common shares in the capital of the Corporation (collectively, the “Shares”) which may be issued by the Corporation pursuant to its Long Term Incentive Plan, adopted March 7, 2021 (the “LTIP”).

We have examined the Registration Statement and the LTIP and, for the purposes of this opinion, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of and relied upon the following documents (collectively, the “Corporate Documents”): (i) a certificate of a representative of the Corporation with respect to certain factual matters (the “Officer’s Certificate”); (ii) the certificate and articles of incorporation and certificate and articles of amendment of the Corporation; (iii) the amended and restated by-law no. 1 and by-law no. 2 of the Corporation; (iv) certain resolutions of the Corporation’s directors; and (v) a certificate of compliance in respect of the Corporation dated September 14, 2022 issued by Innovation, Science and Economic Development Canada.

We have also reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents.

In examining all documents and in providing our opinions below we have assumed: (i) the authenticity of all records, documents and instruments submitted to us as originals; (ii) all individuals had the requisite legal capacity; (iii) all signatures are genuine; (iv) all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; (v) all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and (vi) all facts set forth in the Officer’s Certificate are complete, true and accurate as of the date hereof.

SANGRA MOLLER LLP	2

We are qualified to carry on the practice of law only in the Province of British Columbia and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Any reference to the laws of the Province of British Columbia includes the laws of Canada applicable therein. Our opinions are expressed with respect to the laws of the Province of British Columbia in effect on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect the opinions we express. We have not considered, and have not expressed, any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

Where our opinion below refers to the Shares to be issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based and relying upon and subject to the foregoing, we are of the opinion at the date hereof that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the LTIP and applicable award agreement, will be validly issued, fully paid and non-assessable.

This opinion is furnished solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The opinions herein expressed are given and effective as of the date hereof and we undertake no duty to update or supplement such opinions to reflect subsequent factual or legal developments which may come or be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

Yours truly,

/s/ Sangra Moller LLP

SANGRA MOLLER LLP